Exhibit 99.1

■ Prism Technologies Group, Inc.

Investor Relations Contact:

L. Eric Loewe

Prism Technologies Group, Inc.

916-932-2860

eric@przmgroup.com

Prism Technologies Group, Inc. Announces Voluntary Delisting

Sacramento, California – February 3, 2017 --- As previously announced, Prism Technologies Group, Inc. (NASDAQ: PRZM) (the “Company”) received notification from The Nasdaq Stock Market (“Nasdaq”) of the Company’s non-compliance with several Nasdaq continued listing rules:

●	Listing Rule 5550(a)(2) ($1 minimum bid price);
●	Listing Rule 5605 (independent directors and audit committee composition); and
●	Listing Rule 5550(b)(1) (requiring listed companies to maintain a minimum of $2,500,000 in stockholders’ equity).

The Company has been developing a plan to regain compliance with each of these listing standards. After discussion and deliberation, however, the Board of Directors determined that it was in the best interests of the Company to voluntarily delist from the Nasdaq Capital Market. Material facts related to this important decision include the extent of dilution that would result from an equity offering to regain compliance with, and continue to satisfy, the listing requirements.

As such, the Company has notified Nasdaq of its intent to voluntarily delist its common stock from the Nasdaq Capital Market. The Company currently anticipates that it will file with the Securities and Exchange Commission and Nasdaq a Form 25 relating to the delisting of its common stock on or about February 13, 2017, and anticipates that the delisting of its common stock will become effective on or about February 23, 2017.

The Company intends to apply to have its common stock quoted on the OTCQB tier of the OTC Markets. The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

About Prism Technologies Group, Inc.

Headquartered in Sacramento, CA, Prism Technologies Group, Inc. is the parent company of Prism Technologies, LLC, a Nebraska limited liability company headquartered in Omaha, Nebraska. www.przmgroup.com

Cautionary Statement Regarding Forward Looking Statements

This news release may contain forward-looking statements, which include statements expressing the intent, belief or current expectations of Prism Technologies Group, Inc. (the “Company”) that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "target," "goal," and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.